                                                        Exhibit  3

                         CERTIFICATE OF AMENDMENT
                                    OF
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                           CERIDIAN CORPORATION


     Ceridian Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "
                                                     Corporation"),
pursuant to the provisions of the General Corporation Law of the State of Delaware (the ``
               DGCL''), DOES HEREBY CERTIFY that:

     FIRST:    The Restated Certificate of Incorporation of the Corporation
is hereby amended by deleting Paragraph A of Article IV of the Restated Certificate of Incorporation in its present form and substituting therefor a new Paragraph A of Article IV in the following form:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million, Seven Hundred Fifty Thousand (200,750,000), consisting of Seven Hundred Fifty Thousand (750,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share (the "Preferred Stock"), having a total par value of Seventy-Five Million Dollars ($75,000,000), and Two Hundred Million (200,000,000) shares of common stock of the par value of fifty cents ($.50) per share (the "Common Stock"), having a total par value of One Hundred Million Dollars ($100,000,000).

     SECOND:   The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL; (a) the Board of Directors of the Corporation having duly adopted resolutions on February 2, 1996 setting forth such amendment, declaring its advisability and directing that such amendment be submitted to the stockholders of the Corporation for their consideration and approval at the next annual meeting of stockholders, and (b) the stockholders of the Corporation having duly approved and adopted such amendment by a vote of the holders of a majority of the shares of outstanding stock of the Corporation entitled to vote thereon at the Corporation's 1996 annual meeting of stockholders duly held on May 8, 1996, upon notice in accordance with Section 222 of the DGCL.




     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by John A. Haveman, its Vice President & Secretary, there unto duly authorized, and attested by Ann M. Curme, its Assistant Secretary, this twentieth day of May, 1996.



                                                  Ceridian Corporation



                                              By:  /s/ John A. Haveman
                                                       John A. Haveman
                                            Vice President & Secretary

ATTEST:



/s/ Ann M. Curme
Ann M. Curme
Assistant Secretary